Exhibit 5.1

[LETTERHEAD OF HUGHES HUBBARD & REED LLP]

September 14, 2011
Benihana Inc.
8685 Northwest, 53rd Terrace
Miami, Florida 33166
Ladies and Gentlemen:

We are acting as counsel to Benihana Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of up to 11,513,078 shares of the Company’s Common Stock, par value $0.10 per share (the “Shares”), to be issued by the Company as part of a reclassification of the Company pursuant to which, among other things, (i) each share of the Company’s Class A Common Stock will be reclassified as and changed into one share of Common Stock, (ii) the current class of Class A Common Stock will be eliminated, (iii) certain obsolete provisions of the Company’s existing Certificate of Incorporation relating to its dual-class common stock structure and the Class A Common Stock will be eliminated, and (iv) the number of authorized shares of Common Stock will be increased from 12,000,000 to 30,000,000 (the “Reclassification”).

We have reviewed and are familiar with the corporate proceedings relating to the Reclassification and have examined and relied upon originals, or copies, certified or otherwise, identified to our satisfaction, of such agreements, documents, certificates and other statements of government officials, corporate officers and representatives and other documents as we have deemed relevant and necessary as a basis for the opinions set forth herein.  As to certain questions of fact material to our opinions, we have relied upon statements and representations of officers and other representatives of the Company; and we have made no independent investigation of such matters.  The opinions expressed herein are limited to the Delaware General Corporation Law.

We have made the following assumptions in rendering our opinions: (i) the Registration Statement has become effective under the Act, (ii) the Reclassification has been approved by the requisite stockholder votes described in the Registration Statement, and (iii) the Amended and Restated Certificate of Incorporation of the Company in the form set forth in Exhibit 3.1 to the Registration Statement has been duly executed and delivered by the Company and has been accepted for filing by the Secretary of State of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and delivered in connection with the Reclassification, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Proxy Statement/Prospectus included in the Registration Statement.  This consent shall not be construed as an admission that we come within the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

HUGHES HUBBARD & REED LLP

EX-5.1